CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated March 1, 2010 on the annual financial statements and financial highlights of the Manor Investment Funds, Inc. (Manor Fund, Growth Fund and Bond Fund), which is included in Part A and B in Post Effective Amendment No. 20 to the Registration Statement under the Securities Act of 1933 and Post Effective Amendment No. 20 under the Investment Company Act of 1940 and included in the Prospectus and Statement of Additional Information (File Nos. 033-99520 and 811-09134), including the reference to our firm under the heading “General Information” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Abington, Pennsylvania

June 30, 2010